                                                                                                                                                                                                Ex. 99.1

NEWS FOR IMMEDIATE RELEASE
December 26, 2007

For Further Information Contact:

Paul M. Limbert
President & CEO,
WesBanco, Inc.
(304) 234-9206

Or

Robert H. Young
Executive VP & CFO,
WesBanco, Inc.
(304) 234-9447

WesBanco, Inc. Announces the Disposition and Anticipated Sale of Approximately $50 Million of Loans and Other Non-Performing Assets

WHEELING, WV, December 24, 2007 – As previously disclosed on July 20, 2007, in connection with the announcement of the of the execution of the Agreement and Plan of Merger between WesBanco, Inc. (“WesBanco”) (Nasdaq: WSBC) and Oak Hill Financial, Inc. (“Oak Hill”), WesBanco and Oak Hill agreed to use commercially reasonable efforts to enter into contracts for the sale of approximately $50 million of loans and other non-performing assets.  On November 19, 2007, WesBanco and Oak Hill reported that they believed that substantial progress had been made in achieving the sale of the identified loans.  Approximately $44.6 million of such loans were sold, paid off, or otherwise removed from the loan portfolio prior to the November 30, 2007 effective date of the merger and another $6.3 million of such loans are expected to be sold by December 31, 2007.

Paul M. Limbert, WesBanco President & CEO, commented “this accomplishes our previously announced goal of selling approximately $50 million of loans and other non-performing assets of Oak Hill.”

WesBanco’s merger with Oak Hill creates a multi-state bank holding company of $5.3 billion in total assets providing banking services through 117 locations and 152 ATM’s in West Virginia, Ohio and Pennsylvania. WesBanco’s banking subsidiaries are WesBanco Bank, Inc., headquartered in Wheeling, West Virginia, and Oak Hill Banks, headquartered in Jackson, Ohio. In addition, WesBanco operates an insurance company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between WesBanco and Oak Hill, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and Oak Hill may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco’s 2006 Annual Report on Form 10-K, Oak Hill’s 2006 Annual Report on Form 10-K, and documents subsequently filed by WesBanco and Oak Hill with the Securities and Exchange Commission, including both companies’ Form 10-Q’s as of September 30, 2007. All forward-looking statements included in this news release are based on information available at the time of the release. Neither WesBanco nor Oak Hill assumes any obligation to update any forward-looking statement.